        As filed with the Securities and Exchange Commission on July 8, 1998

                                   Registration Statement Nos.  333-   , 333-



                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                                     ----------

                               REGISTRATION STATEMENT
                                 on Form S-3 Under
                             The Securities Act of 1933

                                     ----------

          PATRIOT AMERICAN HOSPITALITY, INC.                                    WYNDHAM INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)           (Exact Name of Registrant as Specified in its Charter)
                       DELAWARE                                                          DELAWARE
   (State or Other Jurisdiction of Incorporation or                  (State or Other Jurisdiction of Incorporation or
                      Organization)                                                   Organization)
                      94-0358820                                                       94-2878485
          (I.R.S.  Employer Identification No.)                           (I.R.S.  Employer Identification No.)
                  1950 Stemmons Freeway                                           1950 Stemmons Freeway
                      Suite 6001                                                       Suite 6001
                   Dallas, TX 75207                                                  Dallas, TX 75207
                    (214) 863-1000                                                   (214) 863-1000
      (Address, Including Zip Code and Telephone                       (Address, Including Zip Code and Telephone
     Number, Including Area Code, of Registrant's                      Number, Including Area Code, of Registrant's
               Principal Executive Office)                                      Principal Executive Office)
                    PAUL A.  NUSSBAUM                                               JAMES D.  CARREKER
    Chairman of the Board and Chief Executive Officer               Chairman of the Board and Chief Executive Officer
          Patriot American Hospitality, Inc.                                    Wyndham International, Inc.
                  1950 Stemmons Freeway                                           1950 Stemmons Freeway
                      Suite 6001                                                       Suite 6001
                   Dallas, TX 75207                                                  Dallas, TX 75207
                    (214) 863-1000                                                   (214) 863-1000
   (Name, Address, Including Zip Code and Telephone                  (Name, Address, Including Zip Code and Telephone
  Number, Including Area Code, of Agent for Service)               Number, Including Area Code, of Agent for Service)


                                       ----------

                                      Copies to:

                                GILBERT G. MENNA, P.C.
                              KATHRYN I.  MURTAGH, ESQ.
                             Goodwin, Procter & Hoar LLP
                         Exchange Place Boston, MA 02109-2881
                                    (617) 570-1000

                                      ----------

     Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

                                      ----------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /


                           CALCULATION OF REGISTRATION FEE


                                        Proposed       Proposed
                                         Maximum       Maximum
    Title of Shares        Amount       Aggregate     Aggregate     Amount Of
         To Be              To Be       Price Per      Offering    Registration
     Registered          Registered      Unit (1)     Price (1)        Fee
Common Stock,             6,695,000      $22,875    $153,148,125     $45,179
par value $.01 per        Shares
share, of Patriot
American Hospitality,
Inc. paired with
Common Stock, par
value $.01 per
share, of Wyndham
International, Inc.


(1) This estimate is based on the average of the high ($23.50) and low ($22.25) sales prices on the New York Stock Exchange on July 1, 1998 of the common stock of Patriot American Hospitality, Inc., which is paired with and trades as a unit with common stock of Wyndham International, Inc. This estimate is made pursuant to rule 457(c) under the Securities Act of 1933, as amended, and is made solely for purposes of determining the registration fee.

                                      ----------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


                                SUBJECT TO COMPLETION
                      PRELIMINARY PROSPECTUS DATED JULY 8, 1998

                         Patriot American Hospitality, Inc.
                          6,695,000 Shares of Common Stock

                             Wyndham International, Inc.
                           6,695,000 Shares of Common Stock

     For purposes of this Prospectus, unless the context otherwise requires, (i) the term "Corporation" includes Patriot American Hospitality, Inc., a Delaware corporation, PAH GP, Inc. ("PAH GP"), PAH LP, Inc. ("PAH LP"), each of which is a Delaware corporation and a wholly-owned subsidiary of Patriot American Hospitality, Inc., a Delaware corporation, Patriot American Hospitality Partnership, L.P., a Virginia limited partnership (the "Realty Partnership"), and their respective subsidiaries, (ii) the term "Operating Company" includes Wyndham International, Inc. (formerly known as Patriot American Hospitality Operating Company), a Delaware corporation, and Patriot American Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership" and, together with the Realty Partnership, the "Partnerships"), and their respective subsidiaries, and (iii) the term "Companies" includes the Corporation and the Operating Company.

     Shares of common stock ("Corporation Common Stock"), $.01 par value, of the Corporation and shares of common stock ("Operating Company Common Stock"), $.01 par value, of the Operating Company are "paired" and trade as units consisting of one share of Corporation Common Stock and one share of Operating Company Common Stock (the "Paired Common Stock"). All of the shares of Paired Common Stock offered hereby are being registered for the account of certain stockholder of the Companies named herein (the "Selling Stockholder"). See "Plan of Distribution" and "Selling Stockholder." The Selling Stockholder, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the shares of Paired Common Stock offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the specific shares of Paired Common Stock to be sold, the name of the Selling Stockholder, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement. See "Plan of Distribution." The Selling Stockholder reserves the sole right to accept and, together with such Selling Stockholder's agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of shares of Paired Common Stock to be made directly or through agents, dealers or underwriters.

     The aggregate proceeds to the Selling Stockholder from the sale of the shares of Paired Common Stock offered hereby (the "Offering") will be the purchase price of the shares of Paired Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Companies. The Companies will pay all of the expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the shares of Paired Common Stock offered hereby, and transfer taxes, if any. The Companies will not receive any proceeds from the sale of the shares of Paired Common Stock offered hereby by the Selling Stockholder.

     The Selling Stockholder and any agents, dealers or underwriters that participate with the Selling Stockholder in the distribution of the shares of Paired Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the shares of Paired Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Companies and the Selling Stockholder.

     The Paired Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "PAH." On July 6, 1998, the reported closing sale price of the Paired Common Stock on the NYSE was $24.00 per share.

     See "Risk Factors" beginning on page 3 for certain factors relevant to an investment in the shares of Paired Common Stock.

                                  --------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
            AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
             ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  --------------

     The date of this Prospectus is     ______, 1998

                                AVAILABLE INFORMATION

     The Companies have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Companies file information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Companies) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

     The Companies are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy and information statements and other information concerning the Companies can be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

Corporation and Operating Company (Nos. 001-09319, 001-09320)

     1. Annual Report on Form 10-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. for the fiscal year ended December 31, 1997;

     2. Quarterly Report on Form 10-Q of Patriot American Hospitality, Inc. and Wyndham International, Inc. for the three months ended March 31, 1998;

     3. Current Reports on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated: (i) July 1, 1997 (filed July 11, 1997); (ii) July 15, 1997 (filed July 21, 1997); (iii) July 22, 1997 (filed July 22, 1997);
(iv) September 17, 1997 (filed September 17, 1997); (v) September 30, 1997, as amended (filed October 14, 1997 and October 28, 1997); (vi) September 30, l997 (filed November 12, 1997); (vii) December 2, 1997 (filed December 4, 1997);
(viii) December 10, 1997 (filed December 10, 1997); (ix) January 5, 1998 (filed January 13, 1998); (x) February 9, 1998 (filed February 12, 1998); (xi) March 23, 1998 (filed March 30, 1998); (xii) April 2, 1998 (filed April 8, 1998);
(xiii) April 20, 1998 (filed April 22, 1998); (xiv) May 27, 1998, as amended (filed May 27, 1998 and May 28, 1998); and (xv) June 2, 1998 (filed June 17,
1998); and

     4. The description of the paired shares of Corporation Common Stock and Operating Company Common Stock contained or incorporated by reference in Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s Registration Statement on Form 8-A, including any amendments thereto.

Patriot American Hospitality, Inc. (Patriot) (No. 001-13898)

     1. Current Reports on Form 8-K of Patriot American Hospitality, Inc., dated: (i) January 16, 1997, as amended (filed January 31, 1997, February 21, 1997, April 8, 1997, April 9, 1997 and May

19, 1997); (ii) February 24, 1997 (filed March 3, 1997); (iii) April 14,
1997, as amended (filed April 17, 1997 and April 18, 1997); and (iv) June 6, 1997 (filed June 7, 1997).

     All other documents filed with the Commission by the Corporation or the Operating Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to 1950 Stemmons Freeway, Suite 6001, Dallas, TX 75207,
Attention: Shareholder Relations (Telephone No. (214) 863-1000).

     This Prospectus and the documents incorporated herein by reference contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Companies' actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in the section entitled "Risk Factors" below.

                                     RISK FACTORS

Real Estate Investment Trust Tax Risks

     The Corporation operates in a manner designed to permit it to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), but no assurance can be given that the Corporation has operated or will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to an operating company with which its stock is paired. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within the Corporation's control. Qualification of the Corporation as a REIT also generally depends on the REIT qualification of Patriot American Hospitality, Inc., a Virginia corporation ("Patriot"), for periods prior to July 1, 1997, at which time the Corporation (formerly known as California Jockey
Club) merged with Patriot, with the Corporation being the surviving corporation (the "Cal Jockey Merger").

     If the Corporation fails to qualify as a REIT, the Corporation will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions and subject to the discussion below regarding the impact if the Corporation failed to qualify as a REIT in 1983, the Corporation also will be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would reduce the net earnings of the Corporation available for distribution to stockholders because of the additional tax liability to the Corporation for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to stockholders would have been made in anticipation of the Corporation's qualifying as a REIT, the Corporation might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT would also constitute a default under certain debt obligations of the Corporation.

     Exemption from Anti-Pairing Rules; Risks of Adverse Legislation

     The Corporation's ability to qualify as a REIT is dependent upon its continued exemption from the anti-pairing rules of Section 269B(a)(3) of the Code. Section 269B(a)(3) of the Code would ordinarily prevent a corporation from qualifying as a REIT if its stock is paired with the stock of a corporation whose activities are inconsistent with REIT status, such as the Operating Company. The "grandfathering" rules governing Section 269B generally provide, however, that Section 269B(a)(3) does not apply to a paired REIT if the REIT and its paired operating company were paired on June 30, 1983. There are, however, no judicial or administrative authorities interpreting the application of this grandfathering rule in the context of a merger into a grandfathered REIT or otherwise. Moreover, although the Corporation's and the Operating Company's respective predecessors, California Jockey Club ("Cal Jockey") and Bay Meadows Operating Company ("Bay Meadows"), were paired on June 30, 1983, if for any reason Cal Jockey failed to qualify as a REIT in 1983 the benefit of the grandfathering rule would not be available to the Corporation and the Corporation would not qualify as a REIT for any taxable year.

     The Corporation's exemption from the anti-pairing rules could be lost, or its ability to utilize the paired structure could be revoked or limited, as a result of future legislation. In this regard, on March 26, 1998, William Archer, Chairman of the Ways and Means Committee of the Finance Committee of the United States House of Representatives, and William W. Roth, Jr., Chairman of the Finance Committee of the United States Senate, introduced identical legislation in both the House of Representatives and the Senate that would freeze the grandfathered status of paired share REITs such as Patriot. In June 1998, the respective Committees of the House of Representatives and the Senate recommended including substantially similar legislation (the "Proposed Legislation") in the final version of the Internal Revenue Service Restructuring and Reform Act of 1998 (the "IRS Reform Act"). It is anticipated that the President will sign the IRS Reform Act if presented to him in its present form.

     Under the Proposed Legislation, the anti-pairing rules provided in the Code generally would apply for certain of the REIT qualification requirements to real property interests acquired directly or indirectly after March 26, 1998 by the Corporation or the Operating Company, or a subsidiary or partnership in which a 10% or greater interest is owned by the Corporation or the Operating Company (collectively, the "REIT Group"), unless (i) the real property interests are acquired pursuant to a written agreement which is binding on March 26, 1998 and all times thereafter or (ii) the acquisition of such real property interests was described in a public announcement or in a filing with the Commission on or before March 26, 1998. In addition, the Proposed Legislation provides that a property held by the Corporation or the Operating Company that is not subject to the anti-pairing rules would become subject to such rules in the event of an improvement placed in service after December 31, 1999 that changes the use of the property and the cost of which is greater than 200 percent of (x) the undepreciated cost of the property (prior to the improvement) or (y) in the case of property acquired where there is a substituted basis, the fair market value of the property on the day it was acquired by the Corporation and the Operating Company. There is an exception for improvements placed in service before January 1, 2004 pursuant to a binding contract in effect as of December 31, 1999 and at all times thereafter.

     The enactment of the Proposed Legislation would generally permit the Corporation to continue its current method of operations with respect to its existing assets, including the assets acquired in the Interstate Merger, the Arcadian Acquisition and the CHCI Merger. However, the legislation would require Patriot to modify its method of operations with respect to newly acquired assets. Patriot has been considering various alternatives, including a possible restructuring of its operations, in response to the legislative proposals. Patriot intends to take steps to minimize the impact of any legislation that is enacted. However, if Patriot fails to or is unable to take such steps, the legislation could have a material adverse effect on the Companies.

     Potential Reallocation of Income

     Due to the paired share structure, the Corporation, the Operating Company, the Realty Partnership, the Operating Partnership, and their respective subsidiary entities are and will be controlled by the same interests. As a result, the Internal Revenue Service (the "IRS") could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. The Corporation would have to take into account any such adjustments in determining whether it qualified as a REIT. As a result, such adjustments could affect the Corporation's ability to qualify as a REIT.

     Adverse Effects of REIT Minimum Distribution Requirements

     In order to qualify as a REIT, the Corporation is generally required each year to distribute to its stockholders at least 95% of its taxable income (excluding any net capital gain). In addition, if the Corporation acquires assets from a taxable C corporation in a merger or other tax-free transaction (including the Wyndham Acquisition and the Interstate Merger (as defined below)), and during the ten-year period following such acquisition the Corporation disposes of any such assets, then the Corporation will be required to distribute at least 95% of the amount of any "built-in gain" attributable to such assets (determined as of the date of the acquisition of the assets) that the Corporation recognizes in the disposition, less the amount of any tax paid with respect to such recognized built-in gain. See "Certain Federal Income Tax Considerations-- REIT Qualification--Built-In Gain Tax." The Corporation is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed income from prior years.

     Differences in timing between the recognition of taxable income and the receipt of cash available for distribution and the seasonality of the hotel industry could require the Corporation to borrow funds on a short-term basis to meet the 95% distribution requirement or avoid the nondeductible excise tax.

     Distributions by the Companies will be determined by their respective Board of Directors and depend on a number of factors, including the amount of cash available for distribution and the financial condition of the Companies, any decision by either Board of Directors to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code (in the case of the Corporation) and such other factors as either Board of Directors deems relevant. For federal income tax purposes, distributions paid to stockholders may consist of ordinary income, capital gains (in the case of the Corporation), nontaxable return of capital, or a combination thereof. The Companies will provide stockholders with annual statements as to the taxability of distributions.

     Accumulated Earnings and Profits

     On January 5, 1998, the Corporation consummated its acquisition by merger (the "Wyndham Acquisition") of Wyndham Hotel Corporation ("Wyndham") through which the Corporation acquired Wyndham's portfolio of owned and leased hotels and management and franchise agreements. See "The Companies--The
Corporation."

     On June 2, 1998, the Corporation consummated its acquisition by merger (the "Interstate Merger") of Interstate Hotels Company ("Interstate"), through which the Corporation acquired Interstate's portfolio of owned and leased hotels and management and franchise agreements.

     To maintain its qualification as a REIT subsequent to the Wyndham Acquisition and the Interstate Merger, the Corporation is required to distribute with respect to the Corporation's taxable year ending December 31, 1998, the earnings and profits of Wyndham at the time of the Wyndham Acquisition and the earnings and profits of Interstate at the time of the Interstate Merger (as determined for federal income tax purposes). Any such distributions will be taken into account by the Corporation's U.S. Stockholders (as hereinafter defined) as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. See "Certain Federal Income Tax Considerations--Federal Income Taxation of Holders of Paired Shares."

     If the IRS were to determine that Wyndham's or Interstate's actual earnings and profits exceeded the amount distributed, the Corporation could be disqualified as a REIT.

Failure to Manage Rapid Growth and Integrate Operations; New Businesses

     The Corporation is currently experiencing a period of rapid growth. The Companies are or will be responsible for the management and operation of several new businesses, including direct hotel management, branding and franchising and thoroughbred racing, which were previously not part of the operations of Patriot. In addition, the Companies may acquire other new businesses in the future. The integration of departments, systems and procedures presents a significant management challenge, and the failure to integrate new acquisitions into existing management and operating structures could have a material adverse effect on the results of operations and financial condition of the Corporation and the Operating Company.

Substantial Debt Obligations; No Limits on Indebtedness; Variable Rate Debt

     The Companies have obtained an unsecured revolving line of credit that expires on July 18, 2000 (the "Revolving Credit Facility") and a series of term loans that expire beginning January 31, 1999 through March 31, 2003 (the "Term Loans") from certain lenders. As of June 23, 1998, the Companies' combined debt was approximately $3.6 billion and the Companies' ratio of combined debt to total market capitalization was approximately 49.1%. The Companies also may borrow additional amounts from the same or other lenders in the future, may assume debt in connection with acquisitions, or may issue corporate debt securities in public or private offerings. The Companies' organizational documents do not limit the amount of indebtedness the Companies may incur. Further, substantially all of the Companies' combined debt bears interest at a variable rate. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt and could adversely affect the Companies' ability to make distributions.

     There can be no assurance that the Companies will be able to meet their debt service obligations and, to the extent that they cannot, the Companies risk the loss of some or all of their assets, including the hotels. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Corporation or the Operating Company is in need of funds to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in properties at times which may not permit realization of the maximum return on such investments.

     The foregoing risks associated with debt obligations of the Companies may inhibit the ability of the Companies to raise capital in both the public and private markets.

Potential Conflicts of Interest Between The Corporation and the Operating
Company

     The Corporation and the Operating Company are separate corporate entities with separate Boards of Directors and executive officers. Although the Companies have several of the same directors, a majority of the directors and officers of each of the Corporation and the Operating Company do not serve as directors or officers of the other company. In addition, the Corporation and the Operating Company generally have different employees, separate creditors and are subject to different state law licensing and regulatory requirements. Since the consummation of the Wyndham Acquisition on January 5, 1998, the Companies have also had separate Chairmen of the Board and Chief Executive Officers. As a result, the interests of the Corporation Board and the Operating Company Board may conflict, and such conflicts may possibly rise to disputes between the Companies. The Corporation and the Operating Company have entered into the Cooperation Agreement, dated December 18, 1997, between the Corporation and the Operating Company (the "Cooperation Agreement"), which the Companies believe will help decrease the possibility of disagreements. There can be no assurance, however, that such disagreements will not arise. In addition, there can be no assurance that the interests of the officers and/or directors of one company who also serve as officers and/or directors of the other company will not conflict with their interests as officers and/or directors of such other company or that their actions as officers and/or directors of one company will not adversely affect the interests of the other company. Any such disagreements or conflicts could have a material adverse effect on the results of operations of the Corporation and the Operating Company.

Dependence on Lessees and Payments under the Participating Leases

     The Corporation leases substantially all of its existing hotels to the Operating Company and to lessees (the "Lessees") pursuant to separate participating leases (the "Participating Leases"). The Corporation's ability to make distributions to stockholders depends primarily upon the ability of the Operating Company or the Lessees to make rent payments under the Participating Leases (which is dependent primarily on the Operating Company's and the Lessees' ability to generate sufficient revenues from those hotels which are leased to them). A failure or delay to make such payments may be caused by reductions in revenue from such hotels or in the net operating income of the Operating Company or the Lessees or otherwise. Any failure or delay by the Operating Company or the Lessees in making rent payments may adversely affect the Corporation's ability to make distributions to stockholders.

Lack of Control Over Operations of Certain Hotels Leased or Managed by Third Parties

     The Corporation is dependent on the ability of the Operating Company, the Lessees and the hotel management entities that manage the hotels (the "Operators") to manage the operations of hotels that are leased or operated by them. Under the terms of the Participating Leases, the Corporation has the authority to review annual budgets for the hotels which are leased to the Lessees and to approve certain items. However, the Corporation is unable to directly implement strategic business decisions with respect to the setting of room rates, repositioning of a franchise, redevelopment of food and beverage operations and certain similar decisions with respect to such hotels.

Hotel Industry Risks

     Operating Risks

     The primary businesses of the Companies are buying, selling, leasing and managing hotels, which are subject to operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests from other hotels, a number of which may have greater marketing and financial resources and experience than the Companies and the Lessees, (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in past years, and may not be offset in future years, by increased room rates, (iii) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal, (iv) increases in energy costs and other expenses of travel, which may deter travelers and (v) adverse effects of general and local economic conditions. These factors could adversely affect the ability of the Lessees and the Operating Company to generate revenues and to make lease payments and therefore the Corporation's ability to make distributions to stockholders.

     The Companies are also subject to the risk that in connection with the acquisition of hotels and hotel operating companies it may not be possible to transfer certain operating licenses, such as food and beverage licenses, to the Lessees, the Operators or the Operating Company, or to obtain new licenses in a timely manner in the event such licenses cannot be transferred. Although hotels can provide alcoholic beverages under interim licenses or licenses obtained prior to the acquisition of these hotels, there can be no assurance that these licenses will remain in effect until the Corporation or the Operating Company obtains new licenses or that new licenses will be obtained. The failure to have alcoholic beverages licenses or other operating licenses could adversely affect the ability of the affected Lessees, Operators or the Operating Company to generate revenues and make lease payments to the Corporation.

     Operating Costs and Capital Expenditures; Hotel Renovation

     Hotels, in general, have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement or refurbishment of furniture, fixtures and equipment ("F, F & E"). Under the terms of the Participating Leases, the Corporation is obligated to establish a reserve to pay the cost of certain capital expenditures at its hotels and pay for periodic replacement or refurbishment of F, F & E. If capital expenditures exceed the Corporation's expectations, the additional cost could have an adverse effect on the Corporation's cash available for distribution. In addition, the Corporation may acquire hotels where significant renovation is either required or desirable. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

     Competition for Hotel Acquisition Opportunities

     The Companies may be competing for investment opportunities with entities that have substantially greater financial resources. These entities may generally be able to accept more risk than the Companies can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Companies and increase the bargaining power of property owners seeking to sell.

     Additionally, the Companies' ability to acquire additional hotels could be negatively impacted by the paired share ownership structure because hotel management companies, franchisees and others who historically approached Patriot with acquisition opportunities in hopes of establishing lessee or management relationships may not do so in the future out of concern that the Corporation will rely primarily on the Operating Company to lease and/or manage the acquired properties. Such persons may instead provide such acquisition opportunities to hotel companies that will allow them to manage the properties following the sale. This could have a negative impact on the Companies' acquisition activities in the future.

     Seasonality

     The hotel industry is seasonal in nature. Revenues at certain hotels are greater in the first and second quarters of a calendar year and at other hotels in the second and third quarters of a calendar year. Seasonal variations in revenue at hotels may cause quarterly fluctuations in the operating revenues of the Operating Company and the lease revenues of the Corporation.

Real Estate Investment Risks

     General Risks

     The Companies' investments will be subject to varying degrees of risk generally incidental to the ownership of real property. The underlying value of the Corporation's real estate investments and the Companies' income and ability to make distributions to its stockholders will be dependent upon the ability of the Lessees, the Operators and the Operating Company to operate the Corporation's hotels in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under their leases with the Corporation. Income from the Corporation's hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of the Companies.

     Value and Illiquidity of Real Estate

     Real estate investments are relatively illiquid. The ability of the Corporation to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If the Corporation must sell an investment, there can be no assurance that the Corporation will be able to dispose of it in the time period it desires or that the sales price of any investment will equal or exceed the amount of the Corporation's investment.

     Property Taxes

     The Companies' hotels and racing facilities are subject to real property taxes. The real property taxes on hotel properties in which the Corporation invests as well as the Corporation's racing facilities may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Companies' ability to make distributions to its stockholders could be adversely affected.

     Consents of Ground Lessor Required for Sale of Certain Hotels

     Certain of the Corporation's hotels and the land upon which the Bay Meadows Racecourse (the "Racecourse") is situated are subject to ground leases with third party lessors. In addition, the Corporation may acquire hotels in the future that are subject to ground leases. Any proposed sale of a property that is subject to a ground lease by the Corporation or any proposed assignment of the Corporation's leasehold interest in the ground lease may require the consent of third party lessors. As a result, the Corporation may not be able to sell, assign, transfer or convey its interest in any such property in the future absent the consent of such third parties, even if such transaction may be in the best interests of the stockholders.

     Environmental Matters

     The operating costs of the Companies may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of any of the Corporation's hotels, the Companies, the Lessees or the Operators may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Corporation's results of operations and financial condition. Phase I environmental site assessments ("ESAs") have been conducted at substantially all of the Corporation's hotels and the Racecourse by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which any of the Corporation's hotels or the Racecourse may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that the Corporation believes would have a material adverse effect on its business, assets, results of operations or liquidity, nor is the Corporation aware of any such liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Corporation is currently unaware. The Corporation has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of the hotels or the Racecourse.

     Uninsured and Underinsured Losses

     Each of the Participating Leases specifies comprehensive insurance to be maintained on each of the applicable leased hotels, including liability, fire and extended coverage. The Corporation believes such specified coverage is of the type and amount customarily obtained for or by an owner of hotels. Leases for subsequently acquired hotels (including those leased to the Operating Company) will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Board of Directors and management of each of the Companies will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of the Corporation or the Operating Company, as the case may be, at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment of the Corporation or the Operating Company, as the case may be. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Corporation or the Operating Company might not be adequate to restore its economic position with respect to such property.

     Acquisition and Development Risks

     The Companies currently intend to pursue acquisitions of additional hotels and hotel operating companies and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that such acquired hotels or hotel operating companies will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market, acquire and operate properties will prove inaccurate as well as general risks associated with any new real estate or operating company acquisition. In addition, hotel development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The fact that the Corporation generally must distribute 95% of its ordinary taxable income in order to maintain its qualification as a REIT may limit the Corporation's ability to rely upon lease income from its hotels or subsequently acquired properties to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or the Corporation's cash available for distribution might be adversely affected.

     Dependence on Management Contracts

     Management contracts are acquired, terminated, renegotiated or converted to franchise agreements in the ordinary course of the Companies' business. While, as of June 23, 1998, the average remaining term of the Companies' management contracts was approximately 13 years, these management contracts generally may be terminated by the owner of the hotel property if the hotel manager fails to meet certain performance standards, if the property is sold to a third party, if the property owner defaults on indebtedness encumbering the property and/or upon a foreclosure of the property. Other grounds for termination of the Companies' upscale hotel management contracts include a hotel owner's election to close a hotel and certain business combinations involving the Companies in which the Companies' name or current management team does not survive.

     There can be no assurance that the Companies will be able to replace terminated management contracts, or that the terms of renegotiated or converted contracts will be as favorable as the terms that existed before such renegotiation or conversion. The Companies also will be subject to the risk of deterioration in the financial condition of a hotel owner and such owner's ability to pay management fees to the Companies. In addition, in certain circumstances, the Companies may be required to make loans to or capital investments or advances in hotel properties in connection with management contracts. A material deterioration in the operating results of one or more of these hotel properties and/or a loss of the related management contracts could adversely affect the value of the Companies' investment in such hotel properties.

Risks of Operating Hotels Under Franchise or Brand Affiliations

     Certain of the Corporation's hotels are operated under franchise or brand affiliations. In addition, hotels in which the Corporation subsequently invests may be operated pursuant to franchise or brand affiliations. The continuation of the franchise licenses relating to the franchised hotels (the "Franchise Licenses") is subject to specified operating standards and other terms and conditions. The continued use of a brand is generally contingent upon the continuation of the management agreement related to that hotel with the branded Operator. Franchisors typically inspect licensed properties periodically to confirm adherence to operating standards. Action on the part of any of the Companies, the Lessees or the Operators could result in a breach of such standards or other terms and conditions of the Franchise Licenses and could result in the loss or cancellation of a Franchise License. It is possible that a franchisor could condition the continuation of a Franchise License on the completion of capital improvements which the Corporation's Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Corporation's Board of Directors may elect to allow the Franchise License to lapse which could under certain circumstance result in the Corporation incurring significant costs for terminating such Franchise License. In any case, if a franchise or brand affiliation is terminated, the Corporation and the Lessee may seek to obtain a suitable replacement franchise or brand affiliation, or to operate the hotel independent of a franchise or brand affiliation. The loss of a franchise or brand affiliation could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise or brand affiliation because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor or brand owner.

Possible Adverse Effects of Failure to Spin-Off Interstate's Third-Party Hotel Management Business

     In connection with the closing of the Interstate Merger, the Companies entered into a definitive settlement agreement with Marriott International, Inc. (the "Settlement Agreement"), which among other things, requires the Companies to spin-off Interstate's third-party hotel management business to holders of the shares of Paired Common Stock (the "Spin-Off"). Although the Companies expect to consummate the Spin-Off by September 1998, no assurance can be given that the Spin-Off will be consummated. If the Companies do not consummate the Spin-Off within 240 days following the closing of the Interstate Merger the Companies may be subject to certain penalties under the terms of the Settlement Agreement.


Price Adjustment Mechanism Risks

     Because the Companies must periodically increase their equity base to maintain financial flexibility and continue with their growth strategy, the Companies have utilize private placements of equity, in conjunction with a price adjustment mechanism as a means to raise capital. The Companies have entered into three price adjustment mechanism agreements with respect to 13.3 million shares of Paired Common Stock. In the event that the market price for the Paired Common Stock at the time of settlement is lower than the relative reference price, the Companies will have to deliver to the counterparties cash or additional shares of Paired Common Stock, which would have diluting effects on the equity stock of the Companies. Additionally, under certain adverse market conditions the counterparties may have the right to accelerate the settlement of all or a portion of the obligation under the respective price adjustment agreement. Such early settlements may force the Companies to issue shares of Paired Common Stock at a depressed price, which may heighten the diluting effects. The counterparties may also accelerate the settlement of the entire transaction upon certain events of default under the Companies' indebtedness.

                                    THE COMPANIES

The Corporation

     The Corporation is a self-administered REIT under the Code. The Corporation owns interests in a portfolio of hotels, including full service, resorts, suite hotels, limited service hotels and conference centers. The portfolio is diversified by franchise and brand affiliation with nationally recognized hotel companies. A significant number of hotels are franchised under the Corporation's proprietary brands, including Wyndham Hotels, Wyndham Hotels and Resorts. Wyndham Gardens, Wyndham Grand Heritage, Summerfield Suites, Sierra Suites, Carefree, Malmaison and Clubhouse Inns. Other major franchises include Crowne Plaza, Holiday Inn, Doubletree, Radisson, Ramada, Hilton, Hyatt, Sheraton, Four Points by Sheraton, Embassy Suites, Marriott, Marriott Courtyard, Hampton Inn and Grand Bay. The portfolio of hotels serve major U.S. business centers, including Atlanta, Boston, Chicago, Cleveland, Dallas, Denver, Houston, Miami, San Francisco, Philadelphia and Seattle. The portfolio also includes world-class resort hotels as well as hotels in major tourist destinations, including Scottsdale and Tucson, Arizona; Carmel, California; Telluride, Colorado; San Juan, Puerto Rico; New Orleans, San Antonio and San Diego. The portfolio also includes hotels located in Europe, Canada and the Caribbean. In addition, the Corporation leases land in San Mateo, California upon which the Racecourse is situated.

     As part of their ongoing businesses, the Companies continually engage in discussions with public and private real estate entities, including, without limitation, current lessees of the Companies' hotels, regarding possible portfolio or single asset acquisitions, as well as the acquisition of hotel leasing and management operations. No assurances can be made that the Companies will acquire any such acquisition opportunities.

     The Corporation conducts a substantial part of its operations through the Realty Partnership, which owns, directly and through its subsidiaries, the Corporation's interests in each of its hotels. Through PAH GP and PAH LP, the Corporation holds the sole general partnership interest and a limited partnership interest, respectively, in the Realty Partnership.

     Since 1983, the shares of Corporation Common Stock have been paired and have traded together with the shares of Operating Company Common Stock as a single unit pursuant to a stock pairing agreement. The terms of the stock pairing agreement are set forth in the Pairing Agreement, dated as of February 17, 1983 and amended from time to time thereafter, by and between the Corporation and the Operating Company (the "Pairing Agreement"). Since the Merger, the Paired Common Stock has been listed on the NYSE under the symbol "PAH."

     The Corporation's principal executive offices are located at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207 and its telephone number at that location is (214) 863-1000.

The Operating Company

     The Corporation leases the majority of its hotels to the Operating Company. In addition to leasing hotels, the Operating Company provides management services to other third party owners. The Operating Company also owns interests in three resort hotels in Puerto Rico and is engaged in the business of conducting and offering pari-mutuel wagering on thoroughbred horse racing at the Racecourse. As described above, shares of Operating Company Common Stock are paired and trade together with the shares of Corporation Common Stock as a single unit on the NYSE pursuant to the Pairing Agreement. The Operating Company conducts a substantial portion of all of its operations through the Operating Partnership, which owns, directly and through its subsidiaries, the Operating Company's assets. The Operating Company holds the sole general partnership interest and a limited partnership interest in the Operating Partnership.

     The Operating Company's principal executive offices are located at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207 and its telephone number at that location is (214) 863-1000.

                             DESCRIPTION OF CAPITAL STOCK

     The rights of stockholders of the Corporation and the Operating Company are governed by the Amended and Restated Certificate of Incorporation of the Corporation (the "Corporation Charter") and the Amended and Restated Certificate of Incorporation of the Operating Company (the "Operating Company Charter" and, together with the Corporation Charter, the "Charters") and the Amended and Restated Bylaws of the Corporation (the "Corporation Bylaws") and the Amended and Restated Bylaws of the Operating Company (the "Operating Company Bylaws" and, together with the Corporation Bylaws, the "Bylaws"). The rights of such stockholders are also governed by the terms of the Pairing Agreement and the Cooperation Agreement. The following discussion summarizes certain of the key terms of the Charters, the Bylaws, the Pairing Agreement and the Cooperation Agreement. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Pairing Agreement, the Cooperation Agreement, the Charters and the Bylaws.

     Under the Charters, each of the Corporation and the Operating Company have the authority to issue 650,000,000 shares of Corporation Common Stock and Operating Company Common Stock, respectively, 100,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 750,000,000 shares of excess stock, par value $.01 per share (the "Excess Stock").

     Issuances of shares of Corporation Common Stock, Operating Company Common Stock and other equity securities of the Corporation and the Operating Company are subject to the terms and conditions of the Pairing Agreement and the Cooperation Agreement.

Common Stock

     The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. Except as otherwise required by law, by the terms of Corporation Series A Preferred Stock (see discussion below), by the Charters with respect to Excess Stock or as provided in any resolution adopted by either of the Corporation Board or the Operating Company Board with respect to any series of Preferred Stock, the holders of Paired Common Stock exclusively possess all voting power. The Charters do not provide for cumulative voting in the election of directors. Subject to the terms of the Corporation Series A Preferred Stock and any preferential rights of any outstanding series of Preferred Stock and the rights of holders of Excess Stock, the holders of shares of Paired Common Stock are entitled to such dividends as may be declared from time to time by the Corporation Board and the Operating Company Board from funds available for such purpose, and upon liquidation are entitled to receive pro rata all assets of the Corporation and the Operating Company available for distribution to such holders. All shares of Paired Common Stock will, when issued, be fully paid and nonassessable, and the holders thereof will not have preemptive rights.

     Holders of Paired Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Corporation or the Operating Company.

     Each of the Corporation and the Operating Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Pursuant to the Delaware General Corporation Law (the "DGCL"), a merger or consolidation involving either of the Corporation or the Operating Company requires the approval of a majority of the outstanding shares of the constituent corporation to the transaction entitled to vote on such a matter.

Preferred Stock

     Each of the Corporation Board and the Operating Company Board is authorized, subject to the provisions of the Cooperation Agreement (see discussion below), to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because each of the Corporation Board and the Operating Company Board has the power to establish the preferences and rights of each class or series of Preferred Stock, each such Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Corporation Common Stock or Operating Company Common Stock, respectively. The issuance of shares of Preferred Stock could have the effect of delaying or preventing a change in control of the Corporation or the Operating Company.

Corporation Series A Preferred Stock

     In connection with the Wyndham Acquisition, the Corporation issued 4,860,876 shares of Corporation Series A Preferred Stock to CF Securities, L.P., the principal shareholder of Wyndham prior to the Wyndham Acquisition, which shares have the rights and privileges set forth in the Certificate of Designation for the Corporation Series A Preferred Stock (the "Certificate of Designation"). The Corporation Series A Preferred Stock is a series designated out of the Preferred Stock of the Corporation. The following is a summary of certain provisions of the Corporation Series A Preferred Stock. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Corporation Charter and the Certificate of Designation.

     Each share of Corporation Series A Preferred Stock is entitled to dividends when, as and if declared and paid on the shares of Paired Common Stock in an amount equal to the sum of the dividends paid on a share of Paired Common Stock. Dividends on the Corporation Series A Preferred Stock will rank pari passu with dividends on the shares of Paired Common Stock.

     The Corporation Series A Preferred Stock is entitled to one vote per share, voting together as a class with the shares of the Corporation Common Stock, on any matter submitted for a vote of the stockholders of the Corporation. The Corporation Series A Preferred Stock is convertible at any time into shares of Paired Common Stock on a one-for-one basis by the holders thereof, subject to the Ownership Limit provisions set forth in the Charters. In addition, the Corporation Series A Preferred Stock is mandatorily convertible at any time and in any amount upon notice by the Corporation, provided that the amount so converted will not cause a violation of the Ownership Limit provisions set forth in the Charters.

     Upon a liquidation, dissolution or winding up of the Corporation, each holder of Corporation Series A Preferred Stock is entitled to receive, on a per share basis, (i) the Dissolution Preference (as defined below) and (ii) a ratable share, together with the holders of Corporation Common Stock, in the assets of the Corporation available for distribution on the Corporation Common Stock. The term "Dissolution Preference" means, as applicable, either (A) if the Operating Company has previously been or is simultaneously liquidated, dissolved or wound up, a preference equal to the amount per share of Operating Company Common Stock which was or will be received by the holders of Operating Company Common Stock upon the liquidation, dissolution or winding up of the Operating Company or (B) if the Operating Company has not previously been or is not simultaneously liquidated, dissolved or wound up, a preference per share equal to an amount determined by an independent investment banker selected by the Corporation Board (with the agreement of the majority holder of the Corporation Series A Preferred Stock, if there is one at such time) to be equal to the then current value of a share of Operating Company Common Stock, without regard to the paired share structure of the Companies. If the Operating Company has been previously liquidated, dissolved or wound up, then any Dissolution Preference will accrue interest at the applicable federal rate from the date the liquidating distributions were made on the Operating Company Common Stock unless and until paid.

Operating Company Series A Preferred Stock and Series B Preferred Stock

     On June 30, 1998, the Operating Company acquired the hospitality-related business of CHC International, Inc. ("CHCI") through merger (the "CHCI Merger"). By operation of the CHCI Merger, each issued and outstanding CHCI share of common stock and certain stock option rights was converted into the right to receive shares of Operating Company Series A Preferred Stock and shares of Operating Company Series B Preferred Stock. Generally, each CHCI stockholder have the right to receive an equal number of shares of Operating Company Series A Preferred Stock and shares of Operating Company Series B Preferred Stock.

     Each share of Operating Company Series A Preferred Stock may be redeemed, at the option of the holder, for cash equal to the value of a share of the Paired Common Stock at the time of redemption (the "Redemption Value") at any time following the first anniversary of the closing of the CHCI Merger. Each share of Operating Company Series B Preferred Stock may also be redeemed, at the option of the holder, for cash equal to the Redemption Value; however, such redemption is restricted until the fifth anniversary of the closing of the CHCI Merger. The Redemption Value may, at Operating Company's option, be paid by the delivery of one share of the Paired Common Stock for each share of the Operating Company Preferred Stock redeemed. Further, if Operating Company fails to comply with certain covenants, the Operating Company Preferred Stock may be redeemed, at the option of the holder, for cash or, at Operating Company's option, shares of Paired Common Stock at the Redemption Value plus a premium. The dividend rate on the shares of Operating Company Preferred Stock is equivalent to the dividend rate on the shares of Paired Common Stock. Dividends on Operating Company Series B Preferred Stock are subject to increase during the five years subsequent to the closing of the CHCI Merger if the shares are transferred by the original holder. If the dividends on the Operating Company Preferred Stock are not paid when due, dividends will instead accrue at the rate of 115% per annum on a compounded basis. Dividends on the Operating Company Preferred Stock will be preferential to dividends on shares of Operating Company Common Stock. The Operating Company Preferred Stock is redeemable at Operating Company's option at the Redemption Value. Except as required by law, the Operating Company Preferred Stock will be non-voting.

     Upon a liquidation, dissolution, or winding up of Operating Company, the holders of Operating Company Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of Operating Company to the holders of Operating Company Common Stock, any stock not on a parity with the Operating Company Preferred Stock for liquidation purposes or any stock ranking junior to the Operating Company Common Stock, an amount equal to the greater of (i) $23.25, plus all accrued but unpaid dividends, for each share of Operating Company Preferred Stock then held by them, and (ii) the amount that a holder of a share of Operating Company Preferred Stock would have received if such holder held the number of shares of Operating Company Common Stock equal to the number of such shares of Operating Company Preferred Stock.

Excess Stock

     Upon the violation of certain transfer restrictions contained in the Charters, shares of any class or series of outstanding capital stock of the Corporation and the Operating Company (collectively, "Equity Stock") will automatically be converted into an equal number of shares of Excess Stock of the Corporation or the Operating Company, as the case may be, and transferred to a trust (a "Trust"). See "Restrictions on Transfer of Capital Stock." Such shares of Excess Stock held in trust shall remain outstanding shares of stock of the Corporation and the Operating Company and shall be held by the trustee of the Trust (the "Trustee") for the benefit of a charitable beneficiary (a "Beneficiary"). The Trustee and the Beneficiary shall be designated pursuant to the terms of the Pairing Agreement. Each share of Excess Stock shall entitle the holder to the number of votes the holder would have if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders. The Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to timing and amount) as may be declared by the Corporation Board or the Operating Company Board, as the case may be, as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee of the Trust, as record holder of the shares of the Excess Stock, shall be entitled to receive all dividends and distributions and shall hold such dividends and distributions in trust for the benefit of the Beneficiary of the Trust. Upon the sale of the shares of Excess Stock to either a permitted transferee under the Charters (a "Permitted Transferee") or to the Corporation or the Operating Company, as the case may be, such shares of Excess Stock will be automatically converted into an equal number of shares of Equity Stock of the same class or series from which such Excess Stock was converted. Pursuant to the Pairing Agreement, the conversion of Equity Stock of the Corporation or the Operating Company into Excess Stock, or the conversion of Excess Stock of the Corporation or the Operating Company into Equity Stock, requires conversion of the corresponding share of the Corporation or the Operating Company, as the case may be.

The Pairing Agreement

     Under the Pairing Agreement, shares of Corporation Common Stock and Operating Company Common Stock shall not be transferrable or transferred on the books of such company unless a simultaneous transfer is made by the same transferor to the same transferee of an equal number of shares of common stock of the other company. Neither the Corporation nor the Operating Company may issue shares of Corporation Common Stock or Operating Company Common Stock, as the case may be, unless provision has been made for the simultaneous issuance or transfer to the same person of the same number of shares of common stock of the other company and for the pairing of such shares. Each certificate issued for Corporation Common Stock or Operating Company Common Stock must be issued "back-to-back" with a certificate evidencing the same number of shares of common stock of the other company. Each certificate must bear a conspicuous legend on its face referring to the restrictions on ownership and transfer under the Pairing Agreement. The Pairing Agreement provides that each of the Corporation and the Operating Company may issue shares of capital stock of any class or series (other than Corporation Common Stock and Operating Company Common Stock), irrespective of whether such shares are convertible into shares of Corporation Common Stock and Operating Company Common Stock, without making provision for the simultaneous issuance or transfer to the same person of the same number of shares of that same class or series of capital stock of the other company and for the pairing of such shares.

     In addition, pursuant to the Pairing Agreement, neither the Corporation nor the Operating Company may declare a stock dividend consisting in whole or in part of Corporation Common Stock or Operating Company Common Stock, issue any rights or warrants to purchase any shares of Corporation Common Stock or Operating Company Common Stock or subdivide, combine or otherwise reclassify the shares of Corporation Common Stock or Operating Company Common Stock unless the other company simultaneously takes the same or equivalent action.

     Pursuant to the Pairing Agreement, as desired from time to time, but no less than once each calendar year, the Corporation and the Operating Company are required to jointly arrange for the determination of the fair market value of the Operating Company Common Stock outstanding on such valuation date. Such valuation may be used from time to time by the Corporation and the Operating Company to change the allocation between the companies of the net proceeds from any issuance of paired equity. The Pairing Agreement may be terminated by the Board of Directors of either the Corporation or the Operating Company upon 30 days written notice to the other company that such termination has been approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the company seeking to terminate the agreement. In the event the Pairing Agreement is terminated, the Corporation and the Operating Company have agreed to cooperate to effect a separation of the paired shares of both companies so as to permit the separate issuance and transfer thereof.

The Cooperation Agreement

     Although a paired share structure may result in stockholders of the paired companies realizing certain economic benefits not realizable by stockholders of companies not having a paired share structure, each paired company is a separate corporate entity with a separate Board of Directors and different management teams. Accordingly, the interests of the Board of Directors and management of the paired companies may conflict and such conflicts may possibly rise to disputes between the companies. Prior to the Cal Jockey Merger, Cal Jockey and Bay Meadows experienced certain disagreements and disputes, some of which resulted in litigation between the companies. The Corporation and the Operating Company believe that these disagreements and disputes compromised the ability of Cal Jockey and Bay Meadows to operate the companies in a manner designed to maximize the potential economic benefits that could be realized for stockholders of the paired companies. The Corporation and the Operating Company believe that to increase the likelihood that the stockholders of the two Companies may fully realize the economic benefits of the paired share structure, it is in the best interests of the Companies and their respective stockholders that the risk of potential conflicts between the two Companies be minimized. Accordingly, the Corporation and the Operating Company have entered into the Cooperation Agreement.

     Under the terms of the Cooperation Agreement, the Corporation and Operating Company are obligated to cooperate to the fullest extent possible in the conduct of their respective operations and to take all necessary action to preserve the paired share structure and to maximize the economic and tax advantages associated therewith. One of the primary objectives of the Cooperation Agreement is to set forth the understanding of the Companies that the Corporation shall have the sole right and power to authorize, effect and control issuances of paired equity (including securities convertible into paired equity) of the two companies. The Cooperation Agreement provides for a number of corporate governance mechanisms designed to accomplish this objective and the other objectives set forth therein. These mechanisms include (i) the establishment of a cooperation committee that normally considers and proposes the agenda listing the matters to be considered at any joint meeting of the Corporation Board and the Operating Company Board, (ii) the establishment of corporate matters categories and procedures for the consideration and reconsideration of matters brought before the Corporation Board and the Operating Company Board, (iii) the establishment of a hotel acquisitions committee that is to analyze, evaluate and consider potential acquisitions by the Companies of hotel properties and related assets, (iv) provisions that govern the sole authority of the Corporation to authorize, effect and control issuances of paired equity (including securities convertible into paired equity) of the two companies, and (v) the establishment of an unpaired equity committee that will have the sole authority to authorize and approve issuances of unpaired equity by the Operating Company. Unless earlier terminated at any time by the mutual consent of the Corporation and the Operating Company, the Cooperation Agreement will terminate on the date that is 12 months after the date on which the Pairing Agreement is no longer in effect. In the event of any termination of the Cooperation Agreement, neither the Corporation nor the Operating Company (or any of its directors, officers, employees or agents) will have any liability or further obligation to any other party under the Cooperation Agreement.

Transfer Agent

     The transfer agent and registrar for the Paired Common Stock is American Stock Transfer & Trust Company of New York, New York.

                      RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

     For the Corporation to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). In addition, the Corporation must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Corporation's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by Realty Partnership and its subsidiary partnerships from the Lessees will not qualify as rents from real property if the Corporation owns, actually or constructively, 10% or more of the ownership interests in any Lessee within the meaning of Section 856(d)(2)(B) of the Code, the result of which would be the loss of REIT status for the Corporation. See "Certain Federal Income Tax Considerations--REIT Qualification."

     In order to protect the Corporation against the risk of losing its status as a REIT and to otherwise protect the Corporation from the consequences of a concentration of ownership among its stockholders, the Charters provide, subject to certain exceptions, that no single person (which includes a "group" of persons) (other than an entity that is either a trust as described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code or a person that is registered under the Investment Company Act of 1940 (a "Look-Through Entity")) may Beneficially Own or Constructively Own (as those terms are defined below) in excess of 8.0% of the outstanding shares of any class or series of Equity Stock of the Corporation or the Operating Company (the "Ownership Limit"), unless the Ownership Limit is waived by the Board of Directors of the relevant company in accordance with the Charters. Any transfer of Equity Stock of the Corporation or the Operating Company that would (i) result in any person or entity owning, directly or indirectly, shares of Equity Stock of the Corporation or the Operating Company in excess of the Ownership Limit, unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Charters, (ii) result in the capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (iii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iv) cause the Corporation to own, actually or constructively, 10% or more of the ownership interests in a tenant of the real property of the Corporation or a subsidiary of the Corporation within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio, and the intended transferee will acquire no right or interest in such shares of Equity Stock. For purposes of the Charters, "Beneficial Ownership" means, with respect to any individual or entity, ownership of shares of Equity Stock equal to the sum of (i) the shares of Equity Stock directly or indirectly owned by such individual or entity, (ii) the number of shares of Equity Stock treated as owned directly or indirectly by such individual or entity through the application of the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock which such individual or entity is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act. The Charters provide that pension plans described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act of 1940 are treated as Look-Through Entities that are subject to a 9.8% "Look-Through Ownership Limit." Pension plans and mutual funds are among the entities that are not treated as holders of stock under the "five or fewer" requirement and the beneficial owners of such entities will be counted as holders for this purpose. For purposes of computing the percentage of shares of any class or series of Equity Stock of the Corporation or the Operating Company Beneficially Owned by any person or entity, any shares of Equity Stock of the Corporation or the Operating Company which are deemed to be Beneficially Owned by such person or entity pursuant to Rule 13d-3 of the Exchange Act but which are not outstanding shall be deemed to be outstanding. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings. Also for purposes of the Charters, "Constructive Ownership" means ownership of shares of Equity Stock by an individual or entity who is or would be treated as a direct or indirect owner of such shares of Equity Stock through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

     Upon the occurrence of a purported transfer of shares that would result in a violation of any of the foregoing transfer restrictions, that number of shares that violate the transfer restrictions shall be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust for the benefit of the Beneficiary, effective on the Trading Day (as defined below) prior to the date of the purported transfer of such shares, and the record holder of the shares of Equity Stock that are converted into shares of Excess Stock (a "Prohibited Owner") shall submit such number of shares of Equity Stock to the Corporation or the Operating Company, as the case may be, for registration in the name of the Trustee. In the case of Equity Stock that is paired, upon the conversion of a share of Equity Stock into a share of Excess Stock, the corresponding paired share of that same class or series of Equity Stock of the other company shall simultaneously be converted into a share of Excess Stock; such shares of Excess Stock shall be paired and shall be simultaneously transferred to a Trust. Upon the occurrence of such a conversion of shares of any class or series of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the Board of Directors of either of the Corporation as the Operating Company, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued as that particular class or series of Equity Stock.

     Shares of Equity Stock that are converted into shares of Excess Stock and transferred to a Trust shall be held in trust for the exclusive benefit of the Beneficiary. Shares of Excess Stock will remain issued and outstanding shares of stock. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the Corporation Board or the Operating Company Board, as the case may be, as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee, as record holder of the shares of Excess Stock, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such shares of Excess Stock shall repay to the Trust the amount of any dividends or distributions received by it (i) that are attributable to any shares of Equity Stock that have been converted into shares of Excess Stock and (ii) the record date of which was on or after the date that such shares were converted into shares of Excess Stock. The Corporation and the Operating Company shall take all measures that they determine reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock beneficially owned or constructively owned by the person who, but for the restrictions on transfer, would constructively own or beneficially own the shares of Excess Stock and, as soon as reasonably practicable following receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

     In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, the Corporation or the Operating Company, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series from which the Equity Stock was converted, that portion of the assets of the Corporation or the Operating Company, as the case may be, that is available for distribution to the holders of such class or series of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported transfer in which the Prohibited Owner gave value for shares of Equity Stock and which transfer resulted in the conversion of the shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock (which, in the case of Equity Stock that is paired, shall equal the price paid per share multiplied by the most recent Valuation Percentage (as defined below)) and, in the case of a non-transfer event or transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which non-transfer event or transfer, as the case may be, resulted in the conversion of the shares into shares of Excess Stock, the price per share equal to the Market Price (as defined below) on the date of such non-transfer event or transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

     Each share of Excess Stock shall entitle the holder to the number of votes the holder would have, if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders. The holders of shares of

Excess Stock converted from the same class or series of Equity Stock shall vote together with the holders of such Equity Stock as a single class on all such matters. The Trustee, as record holder of the shares of Excess Stock, shall be entitled to vote all shares of Excess Stock. Any vote taken by a Prohibited Owner prior to the discovery by the Corporation or the Operating Company, as the case may be, that the shares of Equity Stock were exchanged for shares of Excess Stock will be rescinded as void ab initio.

     The Trustee shall have the exclusive and absolute right to designate one or more Permitted Transferees of any and all shares of Excess Stock if the Corporation or the Operating Company or both, in the case of Excess Stock that is paired, to exercise its or their option with respect to such shares as described below; provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the shares of Excess Stock (which, in the case of Excess Stock that is paired, shall equal the price paid per share multiplied by the most recent Valuation Percentage) and (ii) the Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the aforementioned transfer restrictions and without such acquisition resulting in the exchange of such shares of Equity Stock so acquired for shares of Excess Stock and the transfer of such shares of Excess Stock to a Trust. Upon the designation by the Trustee of a Permitted Transferee, the Trustee shall cause to be transferred to the Permitted Transferee that number of shares of Excess Stock of the Corporation or the Operating Company, as the case may be, acquired by the Permitted Transferee. Upon such transfer of the shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted. In the case of Equity Stock that is paired, upon the conversion of a share of Excess Stock into a share of Equity Stock of the same class or series from which such Excess Stock was converted, the corresponding paired share of Excess Stock of the other company shall simultaneously be converted into a share of Equity Stock of the same class or series from which such Excess Stock was converted and such shares of Equity Stock shall be paired. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Corporation Board or the Operating Company Board, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued as such. The Trustee shall (i) cause to be recorded on the stock transfer books of the Corporation or the Operating Company or both, in the case of Excess Stock that is paired, that the Permitted Transferee is the holder of record of such number of shares of Equity Stock and (ii) distribute to the Beneficiary any and all amounts held with respect to the shares of Excess Stock after making payment to the Prohibited Owner. If the transfer of shares of Excess Stock to a purported Permitted Transferee shall violate any of the aforementioned transfer restrictions including, without limitation, the Ownership Limit or the Look-Through Ownership Limit, as the case may be, such transfer shall be void ab initio as to that number of shares of Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Equity Stock and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock. Such shares of Equity Stock shall be automatically re-converted into Excess Stock and transferred to the Trust from which they were originally sold. Such conversion and transfer to the Trust shall be effective as of the close of trading on the Trading Day prior to the date of the transfer to the purported Permitted Transferee and the provisions of the Charters regarding compensation to a Prohibited Owner shall apply to such shares with respect to any future transfer of such shares by the Trust.

     A Prohibited Owner shall be entitled to receive from the Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i)
(a) in the case of a purported transfer in which the Prohibited Owner gave value for shares of Equity Stock and which transfer resulted in the conversion of such shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock (which, in the case of Excess Stock that is paired, shall be determined based on the Valuation Percentage) and (b) in the case of a non-transfer event or transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which non-transfer event or transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the price per share equal to the Market Price on the date of such non-transfer event or transfer and (ii) the price per share (which, in the case of Excess Stock that is paired, shall be determined based on the Valuation Percentage) received by the Trustee from the sale or other disposition of such shares of Excess Stock. Any amounts received by the Trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid the Prohibited Owner shall be distributed to the Beneficiary.

     Shares of Excess Stock shall be deemed to have been offered for sale by a Trust to the Corporation or the Operating Company or both, in the case of Excess Stock that is paired, or a designee of such company or companies, at a price per share equal to the lesser of (i) the price per share (which, in the case of Excess Stock that is paired, shall be determined based on the Valuation Percentage) in the transaction that created such shares of Excess Stock (or, in the case of devise, gift or non-transfer event, the Market Price at the time of such devise, gift or non-transfer event) or (ii) the Market Price on the date either company or both companies, in the case of Excess Stock that is paired, accept such offer. Either company or both companies, in the case of Excess Stock that is paired, shall have the right to accept such offer for a period of 90 days following the later of (a) the date of the non-transfer event or purported transfer which results in such shares of Excess Stock or (b) the date on which either company or both companies, in the case of Excess Stock that is paired, determine in good faith that a transfer or non-transfer event resulting in shares of Excess Stock has previously occurred, if either company or both companies, in the case of Excess Stock that is paired, do not receive a notice of such transfer or non-transfer event. In the case of Excess Stock that is paired, neither the Corporation nor the Operating Company shall accept such an offer with respect to its shares of Excess Stock without the agreement of the other company to accept such offer with respect to the corresponding shares of its Excess Stock.

     "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the shares of Equity Stock are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock. In the case of Equity Stock that is paired, "Market Price" shall mean the "Market Price" for a share of Paired Common Stock multiplied by a fraction (expressed as a percentage) determined by dividing the value for such Equity Stock most recently determined under the Pairing Agreement over the value of a share of Paired Common Stock most recently determined under the Pairing Agreement (the "Valuation Percentage"). "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     Any person or entity that acquires or attempts to acquire shares of Equity Stock in violation of the aforementioned transfer restrictions, or any person or entity that owned shares of Equity Stock that were transferred to a Trust, shall immediately give written notice to the Corporation or the Operating Company or both, in the case of Equity Stock that is paired, of such event and shall provide such other information as the appropriate company or both companies, as the case may be, may request to determine the effect, if any, of such violation on Patriot's status as a REIT.

     Each person or entity that is an owner, actually or constructively, of shares of Equity Stock and each person or entity that (including the stockholder of record) is holding shares of Equity Stock for such an owner shall provide to the Corporation or the Operating Company or both, in the case of Equity Stock that is paired, a written statement or affidavit stating such information as the appropriate company or both companies, as the case may be, may request to determine the Corporation status as a REIT and to ensure compliance with the Ownership Limit or the Look-Through Ownership Limit, as the case may be. In addition, every person or entity that owns of record, actually or constructively, more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of the Corporation or the Operating Company shall, within 30 days after January 1 of each year, provide to the Corporation or the Operating Company or both , in the case of Equity Stock that is paired, a written statement or affidavit stating the name and address of such owner, the number of shares of Equity Stock owned, actually or constructively, and a description of how such shares are held.

     All certificates representing shares of Equity Stock shall bear a legend referring to the aforementioned transfer restrictions. The transfer restrictions will continue to apply until the Corporation Board determines that it is no longer in the best interests of the Corporation to attempt to qualify, or to continue to qualify, as a REIT.

     The restrictions on transfer contained in the Charters could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Equity Stock might receive a premium from their shares of Equity Stock over the then prevailing Market Price or which such holders might believe to be otherwise in their best interest.


                      CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain provisions that currently govern United States federal income tax treatment of the Corporation and its U.S. Stockholders (as defined below in "--Federal Income Taxation of Holders of Paired Shares--Taxation of Taxable U.S. Stockholders") as well as certain other tax considerations for U.S. holders of Paired Common Stock (also referred to herein as "Paired Shares"). The following discussion is based upon current provisions of the Code, existing temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. See "Risk Factors--Real Estate Investment Trust Tax Risks--Exemption from Anti-Pairing Rules; Risks of Adverse Legislation" for a discussion of certain legislative proposals that, if enacted, would alter the tax treatment of the Companies and could jeopardize the Corporation's ability to qualify as a REIT. No attempt has been made to comment on all United States federal income tax consequences that may be relevant to stockholders of the Companies. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder of the Companies. References to the "Corporation" in this section regarding certain federal income tax considerations include only Patriot American Hospitality, Inc. and references herein to the "Operating Company" include only Wyndham International, Inc. unless in either case the context otherwise requires.

     THE FOLLOWING DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF SHARES OF CORPORATION COMMON STOCK OR OPERATING COMPANY COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, NON-U.S. STOCKHOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. STOCKHOLDERS OF THE COMPANIES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THEIR SPECIFIC TAX CONSEQUENCES, INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES.

REIT Qualification

     General

     If certain detailed conditions imposed by the provisions of the Code are met, entities such as the Corporation that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations generally are not taxed at the corporate level on their "real estate investment trust taxable income" or net capital gain that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., at both the corporate and stockholder levels) that ordinarily results from the use of corporations.

     The Corporation has been operated in a manner intended to allow it to qualify as a REIT. The Corporation intends to operate in the future in a manner so that the Corporation will continue to qualify as a REIT. If the Corporation fails to qualify as a REIT in any taxable year, the Corporation will be subject to federal income taxation as if it were a domestic corporation, and the Corporation's stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Corporation could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Unless entitled to relief under certain Code provisions, and subject to the discussion below regarding Section 269B(a)(3) of the Code, the Corporation also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification was lost. Failure of the Corporation's predecessor, Patriot, to have qualified as a REIT also could cause the Corporation to be disqualified as a REIT and/or subject the Corporation to significant tax liabilities.

     Goodwin, Procter & Hoar LLP, special tax counsel to the Corporation, has previously rendered an opinion to the Corporation to the effect that commencing with the taxable year ending December 31, 1983 to the date of such opinion, the Corporation has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that as of the date of such opinion the Corporation's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon certain representations made by the Corporation on or about the date of such opinion as to factual matters, including representations regarding the nature of the Corporation's properties and the future conduct of the Corporation's business. Any inaccuracy in such assumptions and representations (including as a result of activities of the Corporation subsequent to the date of the opinion) could adversely affect this opinion. Qualification and taxation as a REIT depends upon the Corporation's having met and continuing to meet, through actual annual operating results, the distribution levels, stock ownership, and other various qualification tests imposed under the Code. Goodwin, Procter & Hoar LLP has not reviewed and will not review the Corporation's compliance with those tests. Moreover, testing the Corporation's compliance with the REIT qualification requirements involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to a corporation with which its stock is paired. See "Risk Factors--Real Estate Investment Trust Tax Risks." In addition, some of these Code provisions, such as the provisions regarding the characterization of the Corporation's property as other than "dealer property," and the characterization of loans by the Corporation as debt for tax purposes, require factual determinations not susceptible of legal opinion. The opinion of Goodwin, Procter & Hoar LLP necessarily relies on representations from the Corporation as to these factual determinations. Finally, qualification as a REIT also depends on the determination of various factual matters and circumstances not entirely within the Corporation's control. Accordingly, no assurance can be given that the Corporation will satisfy the REIT qualification tests on a continuing basis.

     Paired Shares

     Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) applied to the Corporation and the Operating Company, then the Corporation then would not be eligible to be taxed as a REIT. Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on June 30, 1983 and the REIT was taxable as a REIT on June 30, 1983. As a result of this grandfathering rule, Section 269B(a)(3) does not apply to the Corporation. There are, however, no judicial or administrative authorities interpreting this grandfathering rule in the context of a merger into a grandfathered REIT or otherwise, and this interpretation, as well as the opinion of Goodwin, Procter & Hoar LLP regarding the Corporation's qualification as a REIT, is based solely on the literal language of the statute. Moreover, if for any reason the Corporation failed to qualify as a REIT in 1983, the benefit of the grandfathering rule would not be available to the Corporation, and the Corporation would not qualify as a REIT for any taxable year. Recently proposed amendments to these grandfathering provisions, if enacted, would severely limit the Companies' ability to utilize the paired structure to operate hotels and could adversely affect the Corporation's ability to qualify as a REIT. See "Risk Factors--Real Estate Investment Trust Tax Risks--Exemption from Anti-Pairing Rules; Risk of Adverse Legislation."

     Potential Reallocation of Income

     Due to the paired share structure, the Companies are controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. See "Risk Factors--Real Estate Investment Trust Tax Risks--Real Estate Investment Trust Tax Risks--Potential Reallocation of Income."

     Built-In Gain Tax

     Under certain circumstances, if the Corporation recognizes gain on the disposition of an asset acquired from a C corporation (including the assets acquired from Wyndham or Interstate) during the ten-year period beginning on the date of the acquisition, then to the extent of the asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition over its then tax basis), the Corporation will be subject to tax on such gain at the highest regular corporate rate applicable, pursuant to Treasury Regulations not yet promulgated. The Corporation would be required to distribute 95% of the excess of the amount of recognized built-in gain over the amount of tax paid in order to maintain the Corporation's qualification as a REIT. The foregoing assumes that the Corporation makes an election pursuant to IRS Notice 88-19 with respect to the acquisition. If the election is not made, the aggregate amount of built-in gain with respect to each of the two mergers would be subject to tax in the year of acquisition. The Corporation has made and will generally make the election pursuant to the IRS Notice 88-19 if such election is available.

     Classification of the Realty Partnership as a Publicly Traded Partnership

     Section 7704 of the Code treats certain "publicly traded partnerships" as corporations. If the Realty Partnership were taxed as a corporation under these rules, the Corporation would be disqualified as a REIT. A partnership is a publicly traded partnership if interests in such partnership are either traded on an established securities market or are "readily tradable on a secondary market (or the substantial equivalent thereof)." The Realty Partnership relies on restrictions on transfers and redemptions of limited partner interests in order to avoid being taxed as a corporation under Section 7704 of the Code. The Operating Partnership relies on similar restrictions to avoid taxation as a corporation. There can be no assurance that efforts to avoid taxation as a corporation under these provisions have been or will be successful.

Effects of Compliance with REIT Requirements

     In general, in order to qualify as a REIT, the Corporation must derive at least 95% of its gross income from real estate sources and certain passive investments, and the Corporation must derive at lease 75% of its gross income from real estate sources. Operating income derived from hotels or a racetrack does not constitute qualifying income under the REIT requirements. Accordingly, substantially all of the Corporation's hotels have been leased to lessees (including the Operating Company). Similarly, the Corporation has subleased the land underlying the Racecourse and leased the related improvements to the Operating Company. Rent derived from such leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving the Corporation a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed a defined low level. In addition, all leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures or other types of arrangements). There are, however, no controlling Treasury Regulations, published rulings, or judicial decisions that discuss whether the Corporation's leases constitute "true" leases. Therefore, there can be no complete assurance that the IRS will not successfully assert a contrary position. The Corporation (excluding certain corporate subsidiaries) also may not provide services, other than customary services and de minimis non-customary services, to the lessees or their subtenants.

     Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if the Corporation owns, directly or indirectly, 10% or more of the ownership interests in the relevant lessee. Constructive ownership rules apply, such that, for instance, the Corporation is deemed to own the assets of stockholders who own 10% or more in value of the stock of the Corporation. The Charters are therefore designed to prevent a stockholder of the Corporation from owning Corporation stock or Operating Company stock that would cause the Corporation to own, actually or constructively, 10% or more of the ownership interests in a lessee (including the Operating Company and the Operating Partnership). Thus, the Corporation should never own, actually or constructively, 10% or more of a lessee. However, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Paired Shares, and because the charter provisions referred to above may not be effective, no absolute assurance can be given that such transfers, or other events of which the Corporation has no knowledge, will not cause the Corporation to own constructively 10% or more of one or more lessees at some future date.

     The Corporation will from time to time engage in activities that generate nonqualifying income. The Corporation's foreign investments could generate foreign currency gains which also would not constitute qualifying income. The Corporation intends to monitor and manage these activities and investments so that the amount of nonqualifying income does not exceed applicable limits. There can be no assurance, however, that these efforts will be successful.

     The REIT requirements also impose certain asset tests which limit the value of the non-real estate assets held by the Corporation. The asset tests also prevent the Corporation from holding 10% or more of the voting securities of a corporate issuer. The asset tests must be satisfied at the close of each quarter (or, to the extent not satisfied at the close of the quarter, within the 30-day period following the close of the quarter). Although the Corporation holds and will continue to hold substantial non-real estate assets, and also holds or will hold at times voting securities in excess of the 10% limit, the Corporation intends to manage its assets so that it does not hold assets in violation of the applicable limits on the relevant testing dates (or the expiration of applicable cure periods). There can be no assurance, however, that the IRS will not challenge the Corporation's compliance with these tests. If the Corporation holds assets in violation of applicable limits, it would be disqualified as a REIT.

     In addition to the considerations discussed above, the REIT requirements impose a number of other restrictions on the operations of the Corporation. For example, net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax unless eligible for a certain safe harbor. Minimum distribution requirements also generally require the Corporation to distribute each year at least 95% of its taxable income for the year (excluding any net capital gain). See "Risk Factors--Real Estate Investment Trust Tax Risks--Adverse Effects of REIT Minimum Distribution Requirements" and "--Accumulated Earnings and Profits."

Impact of Proposed Tax Legislation

     The Corporation's exemption of the anti-pairing rules and its ability to utilize the paired structure could be revoked or limited as a result of future legislation. See "Risk Factors--Real Estate Investment Trust Tax Risks--Exemption from Anti-Pairing Rules; Risks of Adverse Legislation."

     There can be no assurance that such legislation or other legislation affecting REIT qualification or operations will not be enacted, and any such legislation could have a material effect on the operations of the Companies.

Taxation of the Operating Company; Corporate Subsidiaries

     As C corporations under the Code, the Operating Company and its corporate subsidiaries are subject to United States federal income tax on their taxable income at corporate rates. Certain corporate subsidiaries of the Corporation and the Realty Partnership also are subject to federal income tax.

State and Local Taxation

     The Companies and their stockholders or partners may be subject to state and local taxes in various jurisdictions, including those in which it or they transact business, own property or reside. The state and local tax treatment of such entities or persons may not conform to the federal income tax consequences discussed above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws on the ownership of Paired Shares.

Federal Income Taxation of Holders of Paired Shares

     Separate Taxation

     Notwithstanding that Paired Shares may only be transferred as a unit, holders of Paired Shares will be treated for United States federal income tax purposes as holding equal numbers of shares of Corporation Common Stock and of Operating Company Common Stock. The tax treatment of distributions to stockholders and of any gain or loss upon sale or other disposition of the Paired Shares (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of Corporation Common Stock and each share of Operating Company Common Stock contained within each Paired Share. The tax basis and holding period for each share of Corporation Common Stock and each share of Operating Company Common Stock also must be determined separately. Upon a taxable sale of a Paired Share, the amount realized should be allocated between the Corporation Common Stock and the Operating Company Common Stock based on their then-relative values.

     Taxation of Taxable U.S.  Stockholders

     As used herein, the term "U.S. Stockholder" means a holder of Paired Shares that for United States federal income tax purposes (A) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and
(B) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

     As long as the Corporation qualifies as a REIT, distributions made to the Corporation's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions on Corporation Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Corporation will be allocated first to the Corporation's outstanding preferred stock (if any) and then allocated to the Corporation's Common Stock. Subject to the discussion below regarding changes to the capital gains tax rates, distributions that are designated as capital gain dividends will be taxed as capital gains (to the extent they do not exceed the Corporation's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her Corporation Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Corporation Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Corporation Common Stock, such distributions will be included in income as long-term capital gain (or, subject to certain proposed changes in capital gain holding periods discussed below, in the case of individuals, trusts and estates, mid-term capital gain if the Corporation Common Stock has been held for more than 12 months but not more than 18 months or in the case of all taxpayers short-term capital gain if the Corporation Common Stock has been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder. See "-Proposed Legislation Regarding Capital Gains''. In addition, any distribution declared by the Corporation in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Corporation and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Corporation during January of the following calendar year.

     Distributions from the Operating Company up to the amount of the Operating Company's current or accumulated earnings and profits (less any earnings and profits allocable to distributions on any preferred stock of the Operating Company) will be taken into account by U.S. Stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of the Operating Company's current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Operating Company Common Stock, but rather will reduce the adjusted basis of such Operating Company Common Stock. To the extent that such distributions exceed the adjusted basis of a stockholder's Operating Company Common Stock they will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the Operating Company Common Stock has been held for more than one year but not more than 18 months or in the case of all taxpayers short-term capital gain if the Operating Company Common Stock has been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder.

     The Corporation may retain and pay income tax on its net long-term capital gains recognized during the taxable year. If the Corporation so elects for a taxable year, its stockholders would include in income as capital gain their proportionate share of such portion of the Corporation's net capital gains as the Corporation may designate. Such retained capital gains may be further designated by the Corporation as 20% rate gain, unrecaptured Section 1250 gain, or 28% rate gain, as discussed below. Stockholders must account for their share of such retained capital gains in accordance with such further designation; if no such further designation is made, the retained capital gains are treated as 28% rate gain. A stockholder would be deemed to have paid its share of the tax paid by the Corporation, which would be credited or refunded to the stockholder. The stockholder's basis in its shares of Corporation Common Stock would be increased by the amount of undistributed capital gains (less the capital gains tax paid by the Corporation) included in the stockholder's capital gains.

     Taxable distributions from the Corporation or the Operating Company and gain or loss from the disposition of shares of Corporation Common Stock and Operating Company Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Corporation or the Operating Company generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain dividends, capital gains (other than short-term capital gains) from the disposition of Paired Shares and actual or deemed distributions from either company treated as such, including capital gains (other than short-term capital gains) recognized on account of nontaxable distributions in excess of a stockholder's basis or any deemed capital gain distributions to a Corporation stockholder on account of retained capital gains of the Corporation, will be treated as investment income for purposes of the investment interest deduction limitations only if and to the extent the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates to the extent of the election. The Corporation and the Operating Company will notify stockholders after the close of the Companies' taxable years as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and (in the case of the Corporation) capital gain. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Corporation or of the Operating Company.

     The Taxpayer Relief Act of 1997 (the "Relief Act") altered the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The Relief Act also provides a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital assets by (or interests in) "pass-thru entities," which include REITs such as the Corporation. IRS Notice 97-64 sets forth guidance on certain of these issues pending the release of regulations and provides, among other things, that a REIT may designate a capital gains dividend as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution, or a 28% rate gain distribution. Absent any such designation, a capital gains dividend will be treated as a 28% rate gain distribution. In general, the Notice provides that a REIT must determine the maximum amounts which may be designated in each class of capital gain dividends as if the REIT were an individual whose ordinary income is subject to a marginal tax rate of at least 28 percent. Similar rules will apply in the case of designated retained capital gains (see above discussion). The Corporation will notify stockholders after the close of the Corporation's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain (and, with respect to capital gain dividends, the portions constituting 20% rate gain distributions, unrecaptured
Section 1250 gain distributions, and 28% rate gain distributions). The Corporation also will notify stockholders of the amounts of any designated retained capital gains (including the amounts thereof constituting 20% rate gain, unrecaptured Section 1250 gain, and 28% rate gain) and the Corporation's taxes with respect to any designated retained capital gains. Final regulations when issued may alter the rules of the temporary regulations. In addition, the IRS has not prescribed regulations regarding the application of the new rates to sale of interests in REITs such as the Corporation, and it remains unclear how the new rules will affect such sales (if at all). Investors are urged to consult their own tax advisors with respect to the new rules contained in the Relief Act.

     Taxation of Stockholders on the Disposition of Paired Shares

     Subject to the discussion above regarding the Relief Act, in general, and assuming the taxpayer has the same holding period for the Corporation Common Stock and the Operating Company Common Stock that comprise his or her Paired Share, any gain or loss realized upon a taxable disposition of Paired Shares by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Paired Shares have been held for more than one year, (or, in the case of individuals, trusts and estates, mid-term capital gain or loss if the Paired Shares have been held for more than one year but not more than 18 months, and long-term capital gain or loss if the Paired Shares have been held for more than 18 months) and otherwise as short-term capital gain or loss. In addition, any loss upon a sale or exchange of Corporation Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Corporation or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of Paired Shares may be disallowed if other Paired Shares are purchased within 30 days before or after the disposition.

     Proposed Legislation Regarding Capital Gains

     The Internal Revenue Service Restructuring and Reform Act of 1998 (the "IRS Reform Act"), if enacted, would reduce the long-term capital gain holding period applicable to individuals, estates and certain trusts from 18 months to one year, effective for transactions occurring after January 1, 1998. Such long-term capital gain would continue to be taxed at a maximum 20% rate, and the category of "mid-term capital gain, or "28% rate gain," discussed above, would be eliminated. Section 1250 capital gains would continue to be taxed at 25%. It is anticipated that the President will sign the IRS Reform Act of 1998 if presented to him in its current form.

     Information Reporting Requirements and Backup Withholding

     The Corporation and the Operating Company will each report to their U.S. Stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Corporation and the Operating Company with his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Corporation may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Corporation.

     Taxation of Tax-Exempt Stockholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. They are, however, subject to taxation on their unrelated business taxable income ("UBTI"). Amounts distributed by the Corporation to Exempt Organizations generally should not constitute UBTI, nor should dividends paid by the Operating Company generally constitute UBTI. However, if an Exempt Organization finances its acquisition of Paired Shares with debt, a portion of its income from the Corporation and the Operating Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Corporation and the Operating Company as UBTI.

                                 SELLING STOCKHOLDER

     This Prospectus relates to the offer and sale from time to time of an aggregate of 6,695,000 shares of Paired Common Stock (the "Shares") which may be offered by the Selling Stockholder, PaineWebber Financial Products Inc. There is no assurance that the Selling Stockholder will sell any or all of the Shares.

     This Prospectus has been prepared pursuant to the Companies' obligations under the certain Purchase Agreement, dated as of April 6, 1998, by and among the Corporation, the Operating Company, PaineWebber Incorporated and the Selling Stockholder (the "Purchase Agreement"). In accordance with the Purchase Agreement, which contains customary representations and warranties relating to the Companies, this Prospectus (and the registration statement of which it is a part) relates to sales of the Shares by the Selling Stockholder, subject to the terms and conditions set forth in the Purchase Agreement.

     In addition, in the Purchase Agreement the Companies have agreed to indemnify the Selling Stockholder and any broker or dealer to or through whom any of the Shares are sold against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholder may be required to make in respect thereof.

     Because the Selling Stockholder may offer all or a portion of the Shares pursuant to the offering made hereby, no estimate can be given as to the number of the Shares that will be held by the Selling Stockholder after completion of the offering.

     The Selling Stockholder and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Shares offered hereby, and any profits realized by the Selling Stockholder or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Stockholder are not expected to exceed normal selling expenses. The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Stockholder or the Companies that the Selling Stockholder is an underwriter for purposes of the Securities Act of any Shares offered pursuant to this Prospectus.

     As of April 6, 1998, the Companies entered into two agreements with the Selling Stockholder. In one agreement, pursuant to the Purchase Agreement the Selling Stockholder purchased 5,150,000 shares of Paired Common Stock (the "Purchased Shares") from the Companies for a price per share of Paired Common Stock equal to $27.01125, which reflects a 2% discount to the last reported sale
price of the Paired Common Stock on April 3, 1998.   In the other agreement, the
Companies entered into a separate agreement with the Selling Stockholder also dated April 6, 1998 (the "Price Adjustment Agreement"); pursuant to the Price Adjustment Agreement, the Selling Stockholder will sell, as directed by the Companies on or before April 6, 1999, by any one or more of the methods described under "Plan of Distribution," a sufficient number of the Shares to achieve net sales proceeds equal to the aggregate market value of the Purchased Shares on April 3, 1998 ($141,946,875), plus a forward accretion component, minus an adjustment for the Companies' distribution rate. In addition, the Selling Stockholder will have the right to cause a sale of all or a portion of the Shares that are the subject of the Price Adjustment Agreement under certain market conditions. The precise number of the Shares that will be required to be sold pursuant to the Price Adjustment Agreement will depend primarily on the market price of the Paired Common Stock at the time of settlement. If the number of the Shares so required to be sold is greater than the number of Purchased Shares as a result of a decrease in the market price of the Paired Common Stock, the Companies are required to deliver additional shares of Paired Common Stock to the Selling Stockholder. If the number of the Shares so required to be sold is less than the number of Purchased Shares as a result of an increase in the market price of the Paired Common Stock, the Selling Stockholder will deliver to the Companies shares of Paired Common Stock.

     Certain affiliates of the Selling Stockholder, from time to time, provide investment banking and financial advisory services to the Companies, for which customary compensation has been paid by the Companies.

     The following table sets forth certain information with respect to the Selling Stockholder, including the number of shares of Paired Common Stock beneficially owned by the Selling Stockholder, the number of shares of Paired Common Stock registered hereby and the percentage of shares of Paired Common Stock being registered. There can be no assurance that all or any of the shares of Paired Common Stock offered hereby will be sold. If any are sold, the Selling Stockholder will receive all of the net proceeds from the sale of its shares of Paired Common Stock offered hereby.

                                 Number of Shares           Number of Shares
                                     of Paired                 of Paired
                                Common Stock Owned            Common Stock
Selling Stockholder             Before the Offering       Being Registered (1)

PaineWebber Financial
 Products Inc.                      5,150,000                  6,695,000


----------------
(1) As of June 22, 1998, the aggregate number of shares of Paired Common Stock being registered (6,695,000) represented approximately 4.6% of all outstanding shares of Paired Common Stock of the Companies.

                                 PLAN OF DISTRIBUTION

     The sale or distribution of all or any portion of the Shares may be effected from time to time by the Selling Stockholder, pledges, transferees and other successors in interest of the Selling Stockholder, directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any other national securities exchange on which shares of the Paired Common Stock are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may sell its Shares principally to or through a registered broker-dealer that is an affiliate of the Selling Stockholder. The Companies will not receive any of the proceeds from the sale of the Shares.

     Pursuant to the Price Adjustment Agreement, the methods by which the Shares may be sold or distributed include the following: (i) an underwritten fixed-price offering, (ii) a privately negotiated sale involving at least a block (as defined in Rule 10b-18 under the Exchange Act) of the Shares, (iii) a sale into the existing trading market for the Paired Shares at other than a fixed price, on or through the facilities of a national securities exchange or to or through a market-maker otherwise than on a securities exchange, and (iv) sales to any distribution reinvestment plan now or hereafter established by the Companies, or to any agent acting on behalf of such plan, for sale to participants in such plan. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time. The Selling Stockholder may from time to time deliver all or a portion of the Shares to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The Selling Stockholder and the broker-dealers participating in the distribution of the Shares may be deemed "underwriters" within the meaning of the Securities Act and any profit on the sale of the Shares by the Selling Stockholder and any commissions received by any such broker-dealers may be regarded as underwriting commissions under the Securities Act. Underwriters, brokers, dealers or agents may be entitled, under agreements with the Companies, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     The Companies will pay all reasonable expenses in connection with the registration of the Shares. The Selling Stockholder will pay any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes) due to a third party with respect to any disposition, sale or transfer of the Shares, and legal, accounting and other expenses incurred by the Selling Stockholder.

     In connection with a sale of Paired Common Stock, the following information will, to the extent then required, be provided in the Prospectus Supplement relating to such sale or in a post-effective amendment to the registration statement of which this Prospectus is a part: the Selling Stockholder making a sale, the number of shares of Paired Common Stock to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to the particular sale.

     In connection with the sale or distribution of the Shares, the rules of the Commission permit any underwriter to engage in certain transactions that stabilize the price of the Paired Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Paired Common Stock.

     If any underwriter creates a short position in the Paired Common Stock in connection with the sale or distribution of the Shares -- i.e., if the underwriter sells more shares of Paired Common Stock than are set forth on the cover page hereof, such underwriter may reduce that short position by purchasing shares of Paired Common Stock in the open market.

     In the case of an underwritten offering of the Shares, any managing underwriter(s) may also impose a penalty bid on certain underwriters and selling group members. This means that, if any managing underwriter purchases shares of Paired Common Stock in the open market to reduce any underwriter's short position, or to stabilize the price of the Paired Common Stock, such managing underwriter may reclaim the amount of the selling concession from any such underwriters and selling group members who sold those Shares.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     None of the Companies, the Selling Stockholder or any underwriter makes any representation or prediction as to the direction or magnitude of any effect that any of the transactions described above may have on the price of the Paired Common Stock. In addition, none of the Companies, the Selling Stockholder or any underwriter makes any representation that any underwriter will engage in any such transaction or that any such transaction, once commenced, will not be discontinued without notice.

     In order to comply with the securities laws of certain states, if applicable, the shares of Paired Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.


                                    LEGAL MATTERS

     Certain legal matters, including the legality of the securities and federal income tax considerations, have been passed upon for the Corporation and the Operating Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, as corporate, securities and tax counsel.


                                       EXPERTS

     The (a) Combined Financial Statements of Patriot American Hospitality, Inc. (the "Corporation") and Wyndham International, Inc. (the "Operating Company"), as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and the period October 2, 1995 (inception of operations) through December 31, 1995, (b) the Consolidated Financial Statements of the Corporation as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and the period October 2, 1995 (inception of operations) through December 31, 1995 and the related financial statement schedules, and (c) the Consolidated Financial Statements of the Operating Company as of December 31, 1997 and for the six months ended December 31, 1997 appearing in the Joint Annual Report on Form 10-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. for fiscal year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The Financial Statements of NorthCoast Hotels, L.L.C. as of December 31, 1996 and the period April 2, 1996 (inception of operations) through December 31, 1996 appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated July 1, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of Resorts Limited Partnership as of and for the years ended December 31, 1996 and 1995, (b) the Financial Statements of CV Ranch Limited Partnership as of and for the years ended December 31, 1996 and 1995, and (c) the Financial Statements of Telluride Resort and Spa Limited Partnership as of and for the years ended December 31, 1996 and 1995, appearing in Patriot's Current Report on Form 8-K, dated January 16, 1997, as amended (filed January 31, 1997, February 21, 1997, April 8, 1997, April 9, 1997, and May 19, 1997) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of GAH-II, L.P. as of December 31, 1996 and 1995 and for the years then ended, (b) the Financial Statements of G.B.H. Joint Venture (d/b/a Grand Bay Hotel) as of December 31, 1996 and 1995 and for the years then ended, (c) the Financial Statements of River House Associates (d/b/a Sheraton Gateway Hotel) as of December 31, 1996 and 1995 and for the years then ended, and (d) the Financial Statements of W-L Tampa, Ltd. (the Sheraton Grand Hotel) as of December 31, 1996 and 1995 and for the years then ended, appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated September 30, 1997, as amended (filed October 14, 1997 and October 28, 1997), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of WHG Resorts & Casinos Inc. as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (b) the Financial Statements of Posadas de San Juan Associates as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (c) the Financial Statements of WKA El Con Associates as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, and (d) the Financial Statements of El Conquistador Partnership L.P. as of March 31, 1997 and 1996, and for each of the three years in the period ended March 31, 1997, appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998 (filed April 22, 1998) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Each of the above referenced financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The Combined Financial Statements of Snavely Hotels as of December 31, 1996 and for the year then ended, the Combined Financial Statements of Minneapolis Hotels as of December 31, 1996 and for the year then ended, and the combined statement of Direct Revenue and Direct Operating Expenses for the Met Life Hotels for the year ended December 31, 1996, included in the Report on Form 8-K dated September 17, 1997, and the Financial Statements of SCP Inc. as of December 31, 1996 and for the year then ended, included in the Report on Form 8-K/A No. 1 dated September 30, 1997, the financial statements of Royal Palace Hotel Associates as of December 31, 1995 and 1996 and for the years then ended, included in the Joint Current Report on Form 8-K dated December 10, 1997, incorporated by reference in this Prospectus, and the consolidated financial statements of Interstate Hotels Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in the Report on Form 8-K dated December 10, 1997, the financial statements of Sheraton City Centre as of December 31, 1996 and for the year then ended and the Statement of Direct Revenues and Direct Operating Expenses for the Wyndham Emerald Plaza for the year ended December 31, 1996, included in the Current Report on Form 8-K dated January 5, 1998, and (a) the Consolidated Financial Statements Wyndham Hotel Corporation as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, and (b) the Consolidated Financial Statements of Interstate Hotels Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in Interstate's 1997 Annual Report on Form 10-K dated March 31, 1998 included in the Current Report on Form 8-K dated April 20, 1998, which is incorporated by reference herein have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports thereon. Each of the above-referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of the Partnerships of Acquired Hotels as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996, incorporated in this Prospectus by reference from the report on Form 8-K/A No. 1 dated September 30, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Financial Statements of Historic Hotel Partners of Birmingham Limited Partnership as of December 31, 1994 and 1995 and for the years then ended, the Financial Statements of Historic Hotel Partners of Chicago, Limited Partnership as of December 31, 1996 and for the year then ended, and the Financial Statements of Historic Hotel Partners of Nashville, Limited Partnership as of December 31, 1996 and for the year then ended incorporated by reference in this Prospectus, have been audited by Pannell Kerr Forster PC, independent auditors, as set forth in their reports thereon. Each of the above-referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The CHC Lease Partners financial statements as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period inception (October 2, 1995) through December 31, 1995, incorporated by reference in this Prospectus, by reference to the Current Report on Form 8-K dated July 1, 1997, and the CHC

International, Inc. Hospitality Division financial statements as of November 30, 1997 and 1996 and for each of the years ended November 30, 1995, 1996 and 1997, incorporated by reference in this Prospectus, by reference to the Current Report on Form 8-K dated April 20, 1998, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The Combined Financial Statements of the Crow Family Hotel Partnerships as of December 31, 1996, incorporated in this Prospectus by reference from the Report on Form 8-K/A No. 1 dated September 30, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

     No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by the Companies or any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Companies since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered Securities to which it relates.



                                      ----------


                                  TABLE OF CONTENTS

                                                                           Page

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Documents by Reference. . . . . . . . . . . . . . . 2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
The Companies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . .13
Restrictions on Transfers of Capital Stock . . . . . . . . . . . . . . . . .18
Certain Federal Income Tax Considerations. . . . . . . . . . . . . . . . . .22
Selling Stockholder. . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32




                                      ----------



                                   Patriot American
                                  Hospitality, Inc.



                                 6,695,000 Shares of
                                     Common Stock



                                       Wyndham
                                 International, Inc.



                                 6,695,000 Shares of
                                     Common Stock





                                      ----------

                                      PROSPECTUS

                                      ----------








                                      __, 1998

                                       PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*



Registration fee . . . . . . . . . . . .$  45,179
Printing fees and expenses . . . . . . .   15,000
Legal fees and expenses. . . . . . . . .   50,000
Accounting fees and expenses . . . . . .   30,000
Miscellaneous. . . . . . . . . . . . . .   10,000

Total. . . . . . . . . . . . . . . . . .$ 150,179



*  Fees and expenses are estimated with the exception of the registration fee.

Item 15.  Indemnification of Directors and Officers.

     Pursuant to Section 145 of the DGCL, each of the Corporation Charter and the Operating Company Charter includes a provision which eliminates any personal liability for a director to the Corporation or the Operating Company, as the case may be, and to the stockholders, for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or the Operating Company, as the case may be, or to the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) in connection with certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which such director derived an improper personal benefit. In addition, the Corporation Charter and the Operating Company Charter each provide that if the DGCL is amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation or the Operating Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Article VII of each of the Corporation Bylaws and the Operating Company Bylaws provides for indemnification by the Corporation or the Operating Company, as the case may be, of their respective officers, directors and the officers and directors of their respective subsidiaries to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time and the Corporation and the Operating Company may, by action of their respective Board of Directors, indemnify all other persons the Corporation or the Operating Company may indemnify under the DGCL.

Item 16.  Exhibits.

   4.1(1) Agreement (the "Pairing Agreement"), dated February 15, 1983 and as amended February 18, 1988, between Bay Meadows Operating Company and California Jockey Club (f/k/a Bay Meadows Realty Enterprises, Inc.), as amended (incorporated by reference to Exhibit 4.3 to California Jockey Club's and Bay Meadows Operating Company's Registration Statement on Form S-2, and to Exhibit 4.2 to California Jockey Club's and Bay Meadows Operating Company's Annual Report on Form 10-K for the year ended December 31, 1987 (Nos. 001-09319 and 001-09320).

   4.1(2) Amendment No. 2 to the Pairing Agreement (incorporated by reference to Exhibit 4.2 to Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos. 333-39875 and 333-39875-01)).

   4.1(3) Amendment No. 3 to the Pairing Agreement (incorporated by reference on Exhibit 4.3 to Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos. 333-44203 and 333-44203-01)).

   4.2 Cooperation Agreement, dated December 18, 1997, between Patriot American Hospitality, Inc. and Wyndham International, Inc. (incorporated by reference to Exhibit 4.4 to Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos. 333-44203 and 333-44203-01)).

  *5.1 Opinion of Goodwin, Procter & Hoar LLP as to legality of securities being offered.

  23.1    Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 and
          Exhibit 8.1).

 *23.2    Consent of Ernst & Young LLP, Dallas, Texas.

 *23.3    Consent of Ernst & Young LLP, Seattle, Washington.

 *23.4    Consent of Ernst & Young LLP, Phoenix, Arizona.

 *23.5    Consent of Ernst & Young LLP, Miami, Florida.

 *23.6    Consent of Ernst & Young LLP, San Juan, Puerto Rico.

 *23.7    Consent of PricewaterhouseCoopers LLP, Pittsburgh,  Pennsylvania.

 *23.8    Consent of PricewaterhouseCoopers LLP, Dallas, Texas.

 *23.9    Consent of PricewaterhouseCoopers LLP, Phoenix, Arizona.

*23.10    Consent of PricewaterhouseCoopers LLP, Tampa, Florida.

*23.11    Consent of Pannell Kerr Forster PC, Alexandria, Virginia.

*23.12    Consent of Price Waterhouse LLP, Miami, Florida.

*23.13    Consent of Deloitte & Touche, LLP Houston, Texas.

*23.14    Consent of Arthur Andersen LLP, Dallas, Texas.

  24.1 Powers of Attorney (included on signature pages to the Registration Statement).

 *99.1 Purchase Agreement, dated April 6, 1998, by and among Patriot American Hospitality, Inc., Wyndham International, Inc., PaineWebber Incorporated and PaineWebber Financial Products Inc.

---------------

*         Filed herewith

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, July 7, 1998.

PATRIOT AMERICAN HOSPITALITY, INC.           WYNDHAM INTERNATIONAL, INC.

By:  /s/ Paul A. Nussbaum                   /s/ James D. Carreker
     -------------------------               ---------------------------
     Paul A. Nussbaum                       James D. Carreker
     Chairman of the Board, and Chief        Chairman of the Board and Chief
     Executive Officer                       Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints Paul A. Nussbaum and John P. Bohlmann and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same and all exhibits thereto, and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


Signature                       Title                            Date


/s/ Paul A. Nussbaum            Chairman of the Board of         July 7, 1998
--------------------------      Directors and Chief Executive
Paul A. Nussbaum                Officer, Patriot American
                                Hospitality, Inc. (Principal
                                Executive Officer)


                                President, Chief Operating
--------------------------      Officer and Director, Patriot
William W. Evans III            American Hospitality, Inc.


/s/ Lawrence S. Jones           Executive Vice President and     July 7, 1998
--------------------------      Treasurer, Patriot American
Lawrence S. Jones               Hospitality, Inc. (Principal
                                Accounting Officer)


/s/ John H. Daniels             Director, Patriot American       July 7, 1998
--------------------------      Hospitality, Inc.
John H. Daniels

/s/ John C. Deterding           Director, Patriot American       July 7, 1998
--------------------------      Hospitality, Inc.
John C. Deterding

/s/ Gregory R. Dillon           Director, Patriot American       July 7, 1998
--------------------------      Hospitality, Inc.
Gregory R. Dillon

/s/ Arch K. Jacobson            Director, Patriot American       July 7, 1998
--------------------------      Hospitality, Inc.
Arch K. Jacobson

/s/ James D. Carreker           Director, Patriot American       July 7, 1998
--------------------------      Hospitality, Inc.
James D. Carreker

/s/ Philip J. Ward              Director, Patriot American       July 7, 1998
--------------------------      Hospitality, Inc.
Philip J. Ward

/s/ Harlan R. Crow              Director, Patriot American       July 7, 1998
--------------------------      Hospitality, Inc.
Harlan R. Crow

                                Director, Patriot American
--------------------------      Hospitality, Inc.
Milton Fine

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints Paul A. Nussbaum and John P. Bohlmann and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same and all exhibits thereto, and any other documents in connection therewith with the Securities and Exchange commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature                       Title                            Date


/s/ James D. Carreker           Chairman of the Board of         July 7, 1998
--------------------------      Directors and Chief Executive
James D. Carreker               Officer, Wyndham International,
                                Inc. (Principal Executive
                                Officer)

/s/ Paul A. Nussbaum            Director, Wyndham                July 7, 1998
--------------------------      International, Inc.
Paul A. Nussbaum


/s/ Karim Alibhai               President, Chief Operating       July 7, 1998
--------------------------      Officer and Director,
Karim Alibhai                   Wyndham International, Inc.


/s/ Lawrence S. Jones           Executive Vice President and     July 7, 1998
--------------------------      Treasurer, Wyndham
Lawrence S. Jones               International, Inc.(Principal
                                Financial Officer and Principal
                                Accounting Officer)


/s/ Arch K. Jacobson            Director, Wyndham                July 7, 1998
--------------------------      International, Inc.
Arch K. Jacobson

/s/ Leonard Boxer               Director, Wyndham                July 7, 1998
--------------------------      International, Inc.
Leonard Boxer

/s/ Burton C. Einspruch, M.D.   Director, Wyndham                July 7, 1998
--------------------------      International, Inc.
Burton C. Einspruch, M.D.

                                Director, Wyndham
--------------------------      International, Inc.
Sherwood Weiser


/s/ James C. Leslie             Director, Wyndham                July 7, 1998
--------------------------      International, Inc.
James C. Leslie


/s/ Susan T. Groenteman         Director, Wyndham                July 7, 1998
--------------------------      International, Inc.
Susan T. Groenteman


/s/ Rolf E. Ruhfus              Director, Wyndham                July 7, 1998
--------------------------      International, Inc.
Rolf E. Ruhfus

                                    EXHIBIT INDEX

   4.1(1) Agreement (the "Pairing Agreement"), dated February 15, 1983 and as amended February 18, 1988, between Bay Meadows Operating Company and California Jockey Club (f/k/a Bay Meadows Realty Enterprises, Inc.), as amended (incorporated by reference to Exhibit 4.3 to California Jockey Club's and Bay Meadows Operating Company's Registration Statement on Form S-2, and to Exhibit 4.2 to California Jockey Club's and Bay Meadows Operating Company's Annual Report on Form 10-K for the year ended December 31, 1987 (Nos. 001-09319 and 001-09320).

   4.1(2) Amendment No. 2 to the Pairing Agreement (incorporated by reference to Exhibit 4.2 to Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos. 333-39875 and 333-39875-01)).

   4.1(3) Amendment No. 3 to the Pairing Agreement (incorporated by reference on Exhibit 4.3 to Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos. 333-44203 and 333-44203-01)).

   4.2 Cooperation Agreement, dated December 18, 1997, between Patriot American Hospitality, Inc. and Wyndham International, Inc. (incorporated by reference to Exhibit 4.4 to Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos. 333-44203 and 333-44203-01)).

  *5.1 Opinion of Goodwin, Procter & Hoar LLP as to legality of securities being offered.

  23.1    Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 and
          Exhibit 8.1).

 *23.2    Consent of Ernst & Young LLP, Dallas, Texas.

 *23.3    Consent of Ernst & Young LLP, Seattle, Washington.

 *23.4    Consent of Ernst & Young LLP, Phoenix, Arizona.

 *23.5    Consent of Ernst & Young LLP, Miami, Florida.

 *23.6    Consent of Ernst & Young LLP, San Juan, Puerto Rico.

 *23.7    Consent of PricewaterhouseCoopers LLP, Pittsburgh, Pennsylvania.

 *23.8    Consent of PricewaterhouseCoopers LLP, Dallas, Texas.

 *23.9    Consent of PricewaterhouseCoopers LLP, Phoenix, Arizona.

*23.10    Consent of PricewaterhouseCoopers LLP, Tampa, Florida.

*23.11    Consent of Pannell Kerr Forster PC, Alexandria, Virginia.

*23.12    Consent of Price Waterhouse LLP, Miami, Florida.

*23.13    Consent of Deloitte & Touche LLP, Houston, Texas.

*23.14    Consent of Arthur Andersen LLP, Dallas, Texas.

  24.1 Powers of Attorney (included on signature pages to the Registration Statement).

 *99.1 Purchase Agreement, dated April 6, 1998, by and among Patriot American Hospitality, Inc., Wyndham International, Inc., PaineWebber Incorporated and PaineWebber Financial Products Inc.

--------------------

*Filed herewith